UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

ULTRA PETROLEUM CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ultra Petroleum Corp.

Dear Shareholder:

The attached Notice of Annual and Special Meeting of Shareholders will serve as your guide to the business that will be conducted at the Annual Meeting. The meeting will be held Tuesday, May 21, 2013, at 10:00 a.m. (Mountain Daylight Time), in Calgary, Alberta.

This year’s proxy statement demonstrates our commitment to simplify and more effectively explain the matters to be addressed at our Annual Meeting. You will notice enhancements in how we present information. To begin with, we have incorporated a detailed Table of Contents that makes it easy to locate information included in the proxy statement. We have also enhanced disclosure regarding our executive compensation. The Board and I feel it is important to provide you the information you are looking for regarding our Company in a way that is easy to understand.

Your vote is very important to our business. Prior to the meeting, I encourage you to sign and return your proxy card or use telephone or internet voting so that your shares will be represented and voted at our upcoming Annual Meeting. Instructions on how to vote begin on page 2.

I hope to see you at the meeting. Thank you for being a shareholder and for the trust you have in our Company.

Sincerely,

/s/ Michael D. Watford

MICHAEL D. WATFORD

Chairman, President and

Chief Executive Officer

April 5, 2013

ii

ULTRA PETROLEUM CORP.

400 N. Sam Houston Pkwy E.

Houston, TX 77060

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

To Be Held on May 21, 2013

To the Shareholders of Ultra Petroleum Corp.:

You are cordially invited to attend the Annual and Special Meeting of Shareholders of Ultra Petroleum Corp. (the “Company”) which will be held at The Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, Alberta T2P 5C2 on Tuesday, May 21, 2013 at 10:00 a.m. Mountain Daylight Time (MDT) (the “Annual Meeting”), for the following purposes:

•	To elect the Board of Directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

•	To appoint Ernst & Young as our independent auditor for our fiscal year ending December 31, 2013;

•	To hold an advisory vote regarding executive compensation as set forth in these materials;

•	To receive our financial statements for our fiscal year ended December 31, 2012 together with the auditor’s report thereon; and

•	To transact such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The specific details of the matters proposed to be put before the Annual Meeting are set forth in the proxy statement accompanying and forming part of this notice.

Only shareholders of record at the close of business on March 25, 2013 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Each common share is entitled to one vote per share. Whether or not you plan to attend the Annual Meeting, we ask that you sign and date the enclosed proxy card and mail it in the stamped, pre-addressed envelope provided or deposit it with the transfer agent, Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at our Annual Meeting, forms of proxy must be received at the aforesaid address by 10:00 a.m. MDT on Thursday, May 16, 2013. As an alternative, you can vote your shares by telephone or over the internet according to the instructions on the proxy card.

Sincerely,

/s/ Michael D. Watford

MICHAEL D. WATFORD

Chairman, President and

Chief Executive Officer

April 5, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF ULTRA PETROLEUM TO BE HELD ON MAY 21, 2013:

Our Proxy Statement for the 2013 Annual and Special Meeting of Shareholders and our Annual Report on Form 10-K for our fiscal year ended December 31, 2012 are available at www.ultrapetroleum.com.

Proxy Statement Questions

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Shareholders who own common shares as of March 25, 2013 may vote at the meeting.

WHEN WERE THE ENCLOSED SOLICITATION MATERIALS FIRST GIVEN TO SHAREHOLDERS?

This Proxy Statement and accompanying proxy are first being tendered to shareholders on or about April 19, 2013.

WHAT AM I VOTING ON, AND WHAT ARE THE BOARD’S RECOMMENDATIONS?

You are voting on the following:

1.	Electing directors to serve until the next Annual Meeting or until their successors are duly elected and qualified;

2.	Appointing Ernst & Young LLP as our independent auditor for our fiscal year ending December 31, 2013;

3.	An advisory vote regarding executive compensation as set forth in these materials; and

4.	Such other business as may properly be brought before the Annual Meeting or any adjournments or postponements thereof.

The Board recommends that shareholders vote:

1.	“FOR” the election of directors (Proposal 1);

2.	“FOR” appointing Ernst & Young as our independent auditor for our fiscal year ending December 31, 2013 (Proposal 2); and

3.	“FOR” the proposal regarding an advisory vote on executive compensation (Proposal 3).

WHAT CONSTITUTES A QUORUM OF SHAREHOLDERS?

A quorum must be present for us to conduct the meeting. A quorum is the presence at the Annual Meeting in person or by proxy of one or more shareholders holding 5% of the total common shares issued and outstanding on the Record Date. Under the laws of the Yukon Territory, broker non-votes and abstentions count towards the establishment of a quorum.

HOW DO I VOTE?

You may vote your shares in person at the Annual Meeting or by proxy. Since many of our shareholders are unable to attend the meeting in person, we send forms of proxies and we offer electronic and telephone voting to all of our shareholders to enable them to direct the voting of their shares. If your shares are held by your broker in “street name,” your broker will provide you with materials and instructions for voting your shares.

IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE FOR ME?

Under New York Stock Exchange (“NYSE”) rules, if your shares are held by your broker in “street name” and you do not vote your shares by following the instructions provided by your broker, your broker can vote your shares with respect to the appointment of Ernst & Young as our independent auditors (Proposal 2) but not with respect to the election of directors or the advisory votes on executive compensation (Proposals 1 and 3).

If you do not instruct your broker how to vote your shares, and if your broker is not permitted to vote on the proposals without instructions from you, then your shares will be counted as “broker non-votes” for those proposals. For the election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3), a “broker non-vote” will have the same effect as if you abstained from voting with respect to that item.

WHAT VOTE IS REQUIRED TO APPROVE EACH OF THE PROPOSALS?

•

Proposal 1, Election of Directors. In an uncontested election (like this one), nominees are elected as directors if they receive more “for” votes than “against” votes. If a nominee who is a current member of our Board receives more votes “against” his election than the number of votes “for” his election, then promptly after the election results are certified, our corporate governance guidelines provide he or she must tender his or her resignation to the Board, and our Nominating and Corporate Governance Committee and our Board will address the proposed resignation according to the procedures set out in our corporate governance guidelines.

•	Proposal 2, Appointment of Auditors. Approval of this proposal requires the affirmative vote of a majority of the shares that cast a vote with respect to this item.

•	Proposal 3, Advisory Vote on Executive Compensation. The advisory vote will be deemed approved if a majority of the shares that cast a vote with respect to this item vote in favor of it.

WHAT IS A PROXY?

A proxy is a person you appoint to vote on your behalf. When you vote by completing and returning the enclosed proxy card, you will be designating our Chairman, President and Chief Executive Officer, Michael D. Watford, and our Corporate Secretary, Garrett B. Smith as your proxies. We are soliciting proxies so all our common shares may be voted at the Annual Meeting. To vote by proxy, you must complete and return the enclosed form of proxy. Alternatively, you may vote by phone or internet.

CAN I APPOINT SOMEONE OTHER THAN THE INDIVIDUALS NAMED IN THE ENCLOSED PROXY CARD TO VOTE MY SHARES?

Yes, you have the right to appoint another person of your choice, who need not be a shareholder, to attend and act on your behalf at the Annual Meeting. If you wish to appoint a person other than those named in the enclosed proxy card, then draw a line through the printed names appearing on the proxy card and insert the name of your chosen proxyholder in the space provided. This can also be accomplished via the internet.

It is important for you to ensure that any other person you appoint as your proxyholder will attend the Annual Meeting and is aware he or she has been appointed to vote your shares. Proxyholders should, on arrival, present themselves to a representative of the inspector of election.

WHO MAY SIGN THE PROXY CARD?

For a shareholder who is an individual, the form of proxy may be signed either by the individual or by his or her authorized attorney if accompanied by the original power of attorney or a notarially certified copy. In the case of a shareholder which is a corporation or an association, the form of proxy must be signed by a duly authorized officer or by an authorized attorney. Persons signing as officers, executors, administrators or trustees should so indicate and must provide a true copy of the document establishing their authority. An authorized person of a partnership should sign in the partnership name. The Chairman of the Annual Meeting has discretionary authority to accept or reject proxies which do not strictly conform to the foregoing requirements.

HOW WILL MY PROXY VOTE MY SHARES?

Your proxies will vote in accordance with your instructions if duly completed and deposited. If you complete and return your proxy card but do not provide instructions on how to vote, your proxies will vote “FOR” each of the director nominees, “FOR” the appointment of Ernst & Young LLP as the independent auditor for the fiscal year ended December 31, 2013, and “FOR” the resolution regarding the advisory vote on executive compensation.

The accompanying form of proxy or your vote by phone or internet also confers discretionary authority on the persons named therein to vote shares and otherwise act in the proxyholder’s discretion with respect to any amendments or variations to matters identified in the Notice of Meeting and with respect to any other matters that may properly come before the Annual Meeting or any adjournment thereof.

HOW DO I VOTE USING MY PROXY CARD?

There are three steps:

Step 1

a. Proposal 1

Electing directors to serve until the next Annual Meeting or until their successors are duly elected and qualified.

Check the box marked “FOR” by the name of a director, if you wish to vote for the director as the Board recommends. If you wish to vote against a director, check the box marked “AGAINST” opposite the name of the director. If you wish to withhold a vote from a director, check the box marked “WITHHELD” opposite the name of the director.

b. Proposal 2

Appointing Ernst & Young as our independent auditor for our fiscal year ending December 31, 2013.

Check the box marked “FOR” on the proxy card, if you wish to vote for Proposal 2 as the Board recommends. To withhold your vote, check the box marked “WITHHELD” opposite the proposal.

c. Proposal 3

Advisory vote regarding executive compensation.

Check the box marked “FOR” by the proposal, if you wish to vote in favor of Proposal 3 as the Board recommends. To vote against Proposal 3, check the box marked “AGAINST,” and to abstain from voting on Proposal 3, check the box marked “WITHHELD” in the appropriate place on the proxy card.

Step 2

Sign and date your proxy card.

IF YOU DO NOT SIGN AND DATE YOUR PROXY CARD, YOUR VOTES CANNOT BE COUNTED. EACH PROPERLY EXECUTED PROXY WILL BE VOTED IN THE MANNER DIRECTED. EACH PROXY GIVEN WITHOUT INSTRUCTIONS WILL BE VOTED “FOR” PROPOSALS 1-3.

Step 3

Mail your proxy card in the pre-addressed, postage-paid envelope.

WHERE DO I SEND MY PROXY CARD?

Please return your properly completed proxy card to our transfer agent in the postage-paid envelope provided or mail it to Computershare Investor Services Inc., Proxy Dept., 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. If you vote by telephone or the internet as described below, please do not send a proxy card to our transfer agent.

WHAT IS THE DEADLINE FOR SUBMITTING MY PROXY CARD?

To be effective, your proxy card must be received by Computershare Investor Services Inc. at the above address before 10:00 a.m., MDT, on Thursday, May 16, 2013.

CAN I CHANGE MY MIND ONCE I HAVE SUBMITTED MY PROXY CARD?

Yes, if you complete another proxy card prior to the submission deadline, the later-dated proxy card will replace the one submitted earlier. If you are a registered shareholder, you can revoke your proxy by stating clearly, in writing, that you want to revoke your proxy. This statement should be delivered:

•

To our Corporate Secretary by mail at 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, or by fax to the attention of the Corporate Secretary at (281) 876-2831 at any time up to and including the last business day preceding the day of the Annual Meeting or any adjournment thereof,

•	To the Chairman of the Annual Meeting prior to the commencement of the meeting on the day of the meeting or any adjournment thereof,

•	In any other manner permitted by law.

If you are a non-registered shareholder, you should contact your nominee for instructions to revoke your proxy.

HOW DO I VOTE BY TELEPHONE?

Record holders may submit proxies by following the “To Vote Using the Telephone” instructions on their proxy cards. To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week until 10:00 a.m. MDT on Thursday, May 16, 2013. If you vote by telephone, please do not return your proxy/voting instruction card to our transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by telephone by calling the number specified on the voting instruction card provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

HOW DO I VOTE ON THE INTERNET?

Record holders may submit proxies by following the “To Vote Using the Internet” instructions on their proxy cards.

Visit the website at http://www.investorvote.com and follow the on-screen instructions. To vote your shares, use the control number printed on your proxy/voting instruction card. Website voting is available twenty-four hours a day, seven days a week, and will be accessible until 10:00 a.m. MDT on Thursday, May 16, 2013. If you vote through the internet, please do not return your proxy/voting instruction card to our transfer agent.

Shareholders who hold shares beneficially in “street name” may vote by accessing the website specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

CAN I VOTE BY PROXY EVEN IF I PLAN TO ATTEND THE ANNUAL MEETING?

Yes. If you vote by proxy, you do not need to fill out a ballot at the Annual Meeting unless you want to change your vote.

WHO IS SOLICITING MY PROXY, HOW IS IT BEING SOLICITED, AND WHO PAYS THE COSTS?

Your proxy is being solicited by Ultra Petroleum Corp., on behalf of our Board of Directors, through our officers and employees, primarily by mail. Solicitations may be supplemented by telephone or other personal contact without special compensation by our regular officers and employees. No solicitation will be made by specifically engaged employees or soliciting agents.

VOTING RESULTS

The report of the inspector of elections will be included in a Current Report on Form 8-K and published on our website (www.ultrapetroleum.com) within four business days following the Annual Meeting. Copies of the report of the inspector of elections and the Current Report on Form 8-K with respect thereto may be accessed through www.ultrapetroleum.com or obtained by writing to us, c/o Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 25, 2013, certain information with respect to ownership of our common shares as to (a) all persons known by us to be the beneficial owners of more than five percent of our outstanding common shares, (b) each of our directors (including the nominees), (c) each of our executive officers named in the Summary Compensation Table who held their positions on the Record Date, and (d) all such executive officers and directors as a group. Unless otherwise indicated, all common shares are owned directly and each owner has sole voting and investment power with respect to such shares listed next to their names in the following table.

The information as to shares beneficially owned has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission and Canadian regulatory authorities as of March 25, 2013, or, in the case of our executive officers and directors, information that has been furnished by such individuals.

Name of Beneficial Owner	Number of Common Shares	Percent of Class(a)
Directors and Executive Officers:
Michael D. Watford (b)	3,774,372	2.5%
W. Charles Helton (c)	785,945	*
Stephen J. McDaniel	23,440	*
Roger A. Brown	23,391	*
Michael J. Keeffe	4,302	*
William R. Picquet (d)	318,716	*
Marshall D. Smith (e)	266,382	*
C. Bradley Johnson (f)	62,328	*
Douglas B. Selvius	179	*
Common shares all directors and executive officers own as a group (9 persons) (g)	5,259,055	3.4%
Capital Research Global Investors (h) 333 South Hope Street, Los Angeles, CA 90071	12,525,000	8.2%
Morgan Stanley (i) 1585 Broadway, New York, NY 10036	7,702,046	5.0%

*	Less than 1%
(a)	As of March 25, 2013 there were 152,935,815 common shares outstanding.
(b)	Includes 89,260 common shares issuable upon exercise of vested options, and 2,524,087 shares owned by Watford Interests, Ltd. directly. Watford Interests, Ltd. is a family partnership in which Mr. Watford has a beneficial interest.
(c)	Includes 58,220 shares owned by the Helton Family Foundation and 702,725 shares owned by Helton Asset Management Group, LLC over which Dr. Helton has shared voting power.
(d)	Includes 224,424 common shares issuable upon exercise of vested options.
(e)	Includes 248,032 common shares issuable upon exercise of vested options owned by VMS Interests, Ltd. VMS Interests, Ltd. is a family partnership in which Mr. Smith has a beneficial interest.
(f)	Includes 40,000 common shares issuable upon exercise of vested options.
(g)	Includes 601,716 common shares issuable upon exercise of vested options.
(h)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013 by Capital Research Global Investors, representing it has the sole voting power over 12,525,000 shares, and sole dispositive power over 12,525,000 shares, of our common shares.
(i)	Information is based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2013 by Morgan Stanley, representing it has sole voting power over 7,565,140 shares, and sole dispositive power over 7,702,046 shares, of our common shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of our common shares and other equity securities.

To our knowledge, based solely on a review of the copies of such Section 16(a) reports furnished to us and written representations that no other reports were required, we believe all reporting obligations of our officers, directors and greater than ten percent shareholders under Section 16(a) were satisfied during the year ended December 31, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses our compensation objectives, outlines the decisions regarding 2012 compensation for our named executive officers and outlines the rationales behind those decisions.

Executive Summary

We are an independent oil and gas company engaged in the development, production, operation, exploration and acquisition of oil and natural gas properties. Our operations are primarily located in the Green River Basin of southwest Wyoming and the north-central Pennsylvania area of the Appalachian Basin. With the dramatic decrease in natural gas prices during 2012, the financial returns of our industry were deeply challenged. However, despite weak natural gas prices, we were still able to deliver solid financial and operational performance for the year. To protect our high-quality, long-life natural gas asset portfolio, we pursued our disciplined capital allocation strategy by reducing capital investments almost 50% from the prior year and targeting investments that yielded positive returns. We released four operated rigs in Wyoming and selectively participated in partner drilling activity in Pennsylvania. Despite reduced activity levels, we achieved record annual production of 257 Bcfe. Our hedging activities underpinned cash flow used for our capital investment program. We monetized our liquids gathering system in Pinedale for $226 million, which enabled us to reduce outstanding debt. This strategic sale also helped us achieve another goal for the year; we were able to generate cash flow in excess of our net capital investments. We believe the prudent, rational business decisions we made during 2012 and continuing into 2013 will set the course for future success.

Strategic performance objectives and highlights for 2012 include:

•	Reduced capital investments from $1.5 billion in 2011 to $839.4 million in 2012;

•	Achieved record annual production of 257 Bcfe;

•	Supported cash flow by hedging 72 percent of our annual production at a weighted-average price of $4.43 per MMbtu, generating $304 million of realized gains for the year;

•	Monetized Pinedale Anticline liquids gathering system for $226 million;

•	Reduced long-term debt by over $200 million by applying the liquids gathering system sale proceeds; and

•	Generated cash flow in excess of our net capital expenditures.

Objectives of Our Compensation Program

Our mission is to profitably grow an upstream oil and gas company for the long-term benefit of our shareholders. Our strategy includes:

•	building a robust portfolio of high return investment opportunities;

•	maintaining a disciplined approach to capital investment;

•	maximizing earnings and cash flows by controlling costs; and

•	maintaining financial flexibility.

Our compensation program is designed to attract, retain, and motivate employees in order to effectively execute our business strategy.

What We Do

☑

Pay for performance – We link pay to performance. We set clear financial and operational goals for corporate performance, and we differentiate on individual achievements so that a substantial component of our executive compensation is not guaranteed.

☑

Total Shareholder Return (TSR) – We link pay to total shareholder return. For our CEO and other named executive officers, we adopted TSR as a performance measure in our Long-Term Incentive Plan beginning in 2013.

☑	Mitigate undue risk – We mitigate undue risk associated with compensation by using multiple performance targets and joint Board and management processes to identify risk.

☑	Stringent share ownership guidelines – We have adopted stringent share ownership guidelines for our executive officers and directors.

☑

Reasonable post-employment/change in control provisions – We believe we have reasonable post-employment and change of control provisions that generally apply to executive officers in the same manner as the applicable broader employee population.

☑	Independent compensation firm – The Compensation Committee uses an independent compensation consulting firm which provides no other services to us or our management.

☑	All directors are elected every year.

What We Don’t Do

☒	No tax gross-ups

☒	No repricing of underwater stock options

☒	No cash buyout of underwater options

☒	No short sales, puts or calls by executive officers or directors permitted

☒	No death payout

2012 Advisory Vote on Executive Compensation

Last year, we offered our shareholders an opportunity for an advisory, non-binding vote on our executive compensation through the “say on pay” proposal. Approximately 64% of the shareholders that voted approved the compensation of our named executive officers.

In response to the “say on pay” vote in 2012, we engaged in conversations on pay and governance issues with seven shareholders representing almost 30% of our outstanding shares. The goal was to better understand their concerns with the executive compensation philosophy and programs and to determine the potential reasons for their 2012 vote. We listened to our shareholders, made deliberate changes and increased our disclosure. For example, we modified our peer group by dropping three of the largest companies, we increased the required CEO stock ownership level to six times his base salary, and we continue to closely monitor 2012 pay for performance alignment. In addition, we made significant changes to our incentive compensation plans for 2013. We added Total Shareholder Return (TSR) as a performance measure in our 2013 LTIP for our named executive officers, and we also added several other relevant performance measures to our 2013 AIP and 2013 LTIP.

What the Compensation Program is Designed to Reward

Our compensation program is designed to reward performance that contributes to the achievement of our business strategy on both a short-term and long-term basis. The compensation program is designed and executed to link performance incentives with the long-term interests of our shareholders. We align the long-term interests of our shareholders and our executives by paying a substantial portion of our executive’s total compensation in the form of performance based equity awards. Also, the revised stock ownership guidelines encourage executives to have a meaningful stake in our long-term success.

We believe compensation should:

•	relate to the value created for shareholders by being directly tied to our financial performance and condition and to each executive officer’s contribution;

•	reward individuals who contribute to the achievement of our short-term and long-term objectives;

•

attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries; and

•	reflect the qualifications, skills, experience and responsibilities of the particular executive officer.

Elements of the Compensation Program

Our compensation program is comprised of four elements: base salary, cash bonus, long-term equity-based compensation and benefits.

Base salary is intended to:

•	recognize each executive officer’s unique value and historical contributions to our success in light of salary norms in the industry and the general marketplace;

•	match competitors for executive talent;

•	provide executives with sufficient, regularly-paid income; and

•	reflect position and level of responsibility.

Our compensation program includes an annual cash bonus to management in order to encourage the achievement of key shorter-term corporate objectives and aligns executives’ interests with shareholder interests.

Long-term equity-based incentive compensation is an element of the compensation program because it:

•	aligns executives’ interests with the interests of our shareholders;

•	rewards long-term performance;

•	is required to be competitive from a total remuneration standpoint;

•	encourages executive retention; and

•	gives executives the opportunity to share in our long-term performance.

Our compensation program also includes benefits such as matching 401(k) contributions and payment of life and disability insurance premiums in order to provide a competitive remuneration package.

How Each Element of Compensation is Determined

Our Compensation Committee oversees the compensation programs. The Compensation Committee’s primary purpose is to assist our Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of our executive officers. Consistent with NYSE listing requirements, our Compensation Committee is composed entirely of independent members of our Board of Directors.

Generally, as compared to our competitors in the industry, our compensation program targets the 50th percentile of our peer group for base salary and a higher 75th percentile of our peer group for total compensation if our above expectation performance metrics are satisfied. As part of evaluating our competitive position relative to those targets, every other year the Compensation Committee retains a compensation consultant to advise us on our position relative to the market and to the appropriate benchmarks. To assist in evaluating our compensation for 2012, the Compensation Committee retained Frost Human Resources Consulting (formerly Stone Partners) to advise as to the market and appropriate benchmarks for companies consistent with our size, revenue and other factors listed below. Although we periodically retain a consultant for benchmarking and advice and also review survey information as a frame of reference, ultimately the compensation decisions are qualitative, not quantitative. In addition, each year we participate in three industry compensation surveys, Southwest Energy Group, Effective Compensation, Inc. (ECI) and Meridian.

For 2012, we modified our group to make it more consistent with our size and revenue. Our compensation survey peer group for 2012 included the following companies:

• Bill Barrett Corp.	• Cabot Oil & Gas	• Cimarex Energy Co.
• Concho Resources	• Continental Resources	• Denbury Resources
• Exco Resources	• Forest Oil Corporation	• Linn Energy
• Newfield Exploration	• Plains Exploration & Production	• Quicksilver Resources
• Range Resources Corp.	• Sandridge Energy	• SM Energy Company
• Southwestern Energy	• Whiting Petroleum

The Committee, in reviewing peer group information, takes into consideration factors such as:

•	revenue;

•	market capitalization;

•	enterprise value;

•	geographic focus;

•	nature of operations;

•	business complexity of applicable peer group companies;

•	competitive market for executive talent; and

•	each officer’s relative qualifications, skills, experience and responsibilities.

Outside factors are also considered, such as industry shortages of qualified employees for comparable positions, recent experience in the marketplace, as well as time lapse between the surveys used and the time the compensation decisions are made. Therefore, the final base salary of a particular officer may be greater or less than the 50th percentile of the peer group and targeted total compensation may be greater or less than the 75th percentile of the peer group.

We have determined that Frost Human Resources Consulting is independent and, other than the engagement during 2012 to review our compensation practices, has no other business relationship with us.

Role of CEO. Through an iterative process, Mr. Watford along with other members of our executive management develop preliminary recommendations for compensation decisions, including recommendations for performance targets to be used to determine compensation for the named executive officers. The members of the Compensation Committee review and consider these preliminary recommendations, accept or modify them based on their respective independent business judgments, and the Compensation Committee makes final recommendations for Board approval.

Base salary. With respect to base salary, we target, by position, the 50th percentile of the peer group. Mr. Watford’s base salary is determined under the employment agreement between us and Mr. Watford which was approved by the Compensation Committee and the Board of Directors. For 2013, Mr. Watford’s base salary remained at $800,000 to recognize Mr. Watford’s consistent leadership and to remain competitive with the 50th percentile of the peer group. For 2013, the Compensation Committee increased the base salaries of Mr. Picquet and Mr. Smith to reflect their continued leadership and to remain competitive with the 50th percentile of the peer group. In addition, Mr. Johnson’s and Mr. Selvius’s base salaries for 2013 were determined based on similar positions with peer group companies consistent with our target 50th percentile.

Incentive Compensation. Our incentive compensation for executive officers is divided into two parts: cash bonus under an Annual Incentive Plan (“AIP”) and long-term equity incentives under the Long Term Incentive Plan (“LTIP”).

AIP. In 2005, we adopted the Annual Incentive Plan whereby our executive officers, senior management and other non-management personnel have the potential to receive a meaningful cash bonus based on annual performance metrics pre-established by the Compensation Committee and discretionary factors. Historically, at the first regularly-scheduled board meeting each year, the Compensation Committee approves the amount to be paid with respect to the prior year’s AIP, all of which is paid after the meeting, and establishes the threshold, target and maximum performance measures for the ensuing year’s AIP. Threshold levels are set below those expected to be achieved, target levels are set at levels that are reasonably possible to be achieved, and maximum levels are set at levels that are considered difficult to be achieved.

Because unanticipated events, some of which are beyond the control of our employees, may affect the attainment of the goals established by the Committee, the final determination of actual awards under the AIP is discretionary so that at the end of the performance period, the Compensation Committee may adjust the targets, taking into account factors such as commodity prices and significant corporate transactions, to determine the actual amount of bonus compensation, if any. For instance, a large acquisition or divestiture may substantially change the budget and forecast, thereby affecting the performance metrics. Also, the Compensation Committee encourages our executives to pursue long-term goals, even if these long-term goals may result in a reduction in our near-term performance. There is no maximum incentive award amount that may be recommended for any individual. The total of all individual incentive awards, however, may not exceed the funded and approved incentive pool. The Compensation Committee may adjust the initial incentive pool by 20% to reflect their overall assessment of our results at the end of the year. Awards under the AIP are payable in cash, provided that we reserve the right to pay amounts in our common shares.

In 2012, target levels under the AIP for employee levels were as follows:

•	Level I, which included Mr. Watford, from 100% to 200% of base salary;

•	Level II, which included Mr. Picquet, from 75% to 150% of base salary, and Mr. Smith, from 70% to 140% of base salary; and

•	Level III, which included Mr. Johnson and Mr. Selvius, from 50% to 100% of base salary.

These employee levels were expected to contribute to aligning our total compensation level at the 75th percentile if above expectation performance metrics were achieved.

In February 2012, the Compensation Committee established net income (adjusted), EBITDA and production as the performance measures, weighted equally, for the 2012 AIP. These performance metrics were designed to measure key deliverables critical to our sustained short and longer-term success. The following table summarizes the performance measures, weight and performance levels for the 2012 AIP:

ULTRA PETROLEUM – 2012 ANNUAL INCENTIVE PLAN

Performance Measure	Net Income (Adjusted)	EBITDA	Production
Weighting	33.33%	33.33%	33.33%

Performance Level	Performance Result	Performance Result	Performance Result
Below Threshold	<$ 200 million	<$ 770 million	<235 BCFE
Threshold	$200 million	$770 million	235 BCFE
Target	$210 million	$795 million	245 BCFE
Above Expectations	$215 million	$815 million	255 BCFE

Our actual performance achieved during 2012 exceeded the above expectations levels for each of the performance measures for our 2012 AIP. As a result, our Compensation Committee awarded bonuses to the named executive officers based on our exceeding the Above Expectations performance measures in all of the AIP performance measures during 2012, as well as the Committee’s evaluation of our performance in 2012 relative to 2011 and current peer group compensation. The performance metrics for the 2012 AIP were established early in the year and were not revised or adjusted during the year.

The Compensation Committee recognized the contributions made by the executive officers in leading us to exceed our 2012 performance goals for net income (adjusted), EBITDA, and production levels. The officers’ leadership included protecting our margins and our position as a low cost operator despite deterioration in natural gas prices and cost pressures from vendors during the year, and delivering production in excess of the above expectations levels despite unanticipated operational challenges beyond the control of our employees. The Committee believes the superior technical ability and senior management leadership of our executive officers significantly impacts our current success and prospects for continued success in difficult economic environments.

Under the 2012 AIP, the Compensation Committee awarded a bonus to Mr. Watford for 2012 of $1.6 million, representing 200% of his 2012 base salary. No portion of Mr. Watford’s bonus was discretionary. Mr. Picquet was awarded a bonus for 2012 of $750,000, representing 174% of his 2012 base salary. Mr. Smith was awarded a bonus for 2012 of $560,000, representing 140% of his 2012 base salary. Mr. Johnson was awarded a bonus for 2012 of $355,000, representing 131% of his 2012 base salary, and Mr. Selvius was awarded a bonus for 2012 of $335,000 representing 124% of his 2012 base salary.

Long-Term Equity-Based Incentives. In 2012, as we have each year since 2005, we adopted an LTIP in order to further align the interests of key employees with shareholders and give key employees the opportunity to share in our long-term performance by achieving specific corporate financial and operational goals. As in prior years, the executive officers, managers and other key employees who are recommended by the CEO and approved by the Compensation Committee are eligible to participate in the 2012 LTIP.

All LTIP awards of contingent restricted share units for the 2012 LTIP are performance-based and are measured over a three-year performance period. The performance period for the 2012 LTIP is January 2012 through December 2014. The Compensation Committee established the following performance measures for the 2012 LTIP: return on equity, reserve replacement ratio and production growth. Each of these are metrics the Compensation Committee believes our management can influence and which are critical drivers for current and future value growth.

Under the 2012 LTIP, the Compensation Committee established a percentage of base salary for each participant, based on the role performed by the participant. The percentage is multiplied by the participant’s base salary on January 1, 2012 to derive a Long Term Incentive Value (“LTI Value”). The LTI Value is the “target” value amount which was granted to each 2012 LTIP participant in the form of contingent restricted stock units and which corresponds to the number of shares of our common stock each participant is eligible to receive if the “target” level for all performance measures is met. The Compensation Committee also assigned to each participant in the 2012 LTIP threshold and maximum award levels for each performance measure in the event that actual performance is below or above the applicable target level. As with the 2012 AIP, when the 2012 LTIP was established, threshold levels were set below those expected to be achieved, target levels were set at levels that are reasonably possible to be achieved, and maximum levels were set at levels that are considered difficult to be achieved. The following table reflects the performance measures, the performance requirements and the award levels for the 2012 LTIP:

ULTRA PETROLEUM – 2012 LONG-TERM INCENTIVE PLAN THREE-YEAR GOALS

	Threshold	Target	Above Expectations
Return on Equity (annual)	5%	8%	12%
Reserve Replacement Ratio (annual)	75%	100%	125%
Production Growth (cumulative)	6%	10%	18%

During 2012, the Compensation Committee approved the award of an aggregate of 483,925 contingent restricted stock units to our officers and employees, representing less than 0.32% of our outstanding common shares on the dates the contingent restricted stock units were granted. Our named executive officers were awarded an aggregate of 259,057 contingent restricted stock units during 2012, or 54% of the total contingent restricted stock units granted in fiscal 2012. During 2012, contingent restricted stock units were awarded to all our named executive officers who held their offices during 2012. All contingent restricted stock units granted to our named executive officers in 2012 vest, if at all, in three years.

With respect to all LTIPs adopted, the contingent restricted stock unit awards vest at the time the awards are paid, and participants must be our employees when the awards are distributed in order to receive the award. If the participant is not employed by us on the distribution date, then he/she will not receive the award.

Benefits. We provide benefits that we believe are standard in the industry to permanent, full-time employees, including executive officers. These benefits consist of a group medical and dental insurance program for employees and their qualified dependents, group life insurance for employees and their spouses, accidental death and dismemberment coverage for employees, a cafeteria plan which we sponsor and a 401(k) employee savings and protection plan. The costs of these benefits are paid for largely by the Company. We also match employee deferral amounts up to a total of 5% of eligible compensation. Our discretionary 401(k) contribution to each qualified participant was calculated based on 8% of the employee’s eligible salary during 2012. We pay all administrative costs to maintain the plan. We do not provide a pension or other non-qualified retirement plans and do not gross up excise tax on severance payments.

How Elements of Our Compensation Program are Related to Each Other

The various components of our compensation program are related but distinct and are designed to emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to our long- and short-term financial and strategic goals. Our compensation philosophy is designed to foster entrepreneurship at all levels of the organization and is focused on employee value and retention by making long-term equity-based incentives a significant component of our executive compensation. The appropriate level for each compensation component is based in part, but not exclusively, on internal equity and consistency, and other relevant considerations such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Accounting and Tax Considerations

Our compensation program is structured to comply with Internal Revenue Code Sections 162(m) and 409A, with limited exceptions. Under Section 162(m) of the Internal Revenue Code, a limitation was placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified, deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. In addition, we may authorize compensation that does not comply with the exemptions in Section 162(m) when we believe that such compensation is appropriate and in the best interest of our shareholders.

All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in the consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“FASB ASC 718”).

Compensation Practices and Enterprise Risk

We do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our company or our business. In addition, we believe that the mix and design of the elements of compensation do not encourage our management to assume excessive risks.

Stock Ownership Policy

Our stock ownership policy requires: Mr. Watford to own common shares in us having a value at least six times his base salary; our Senior Vice Presidents to own common shares in us having a value at least three times their base salary; our Vice Presidents to own common shares in us having a value at least two times their base salary; and each of our directors to own common shares in us having a value at least three times the value of their cash retainer. Newly-appointed executives and directors have five years to come into compliance with the policy’s guidelines. Until the stock ownership guideline is achieved, each of our officers is expected to retain 100% of the “net shares” received under our incentive compensation plans. Our CEO will address any shortfall of the required ownership levels on a case by case basis after consideration of the executive’s historical ownership, the reason for the shortfall and the expected period of time for restoring compliance.

Compensation Committee Report

Our senior management and our Compensation Committee have reviewed the Compensation Discussion and Analysis provisions to be included in our year-end 2012 proxy statement filed pursuant to Section 14(a) of the Securities Exchange Act of 1934 and recommend to our Board that the foregoing compensation discussion and analysis be included in our Annual Report on Form 10-K for our fiscal year ended December 31, 2012 and the year-end 2012 proxy statement.

Compensation Committee:

Mr. W. Charles Helton (Chairman)

Mr. Stephen J. McDaniel

Mr. Roger A. Brown

Mr. Michael J. Keeffe

Summary Compensation Table

The following table shows compensation information for our fiscal years ended December 31, 2012, 2011, and 2010, for our principal executive officer, our principal financial officer, and three additional executive officers who held their positions as of the end of 2012. We refer to these individuals as “named executive officers.”

Name & Principal Position	Year	Salary ($)	Bonus (1)($)	Stock Awards (2)($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation (3)($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (4)($)	All Other Compen- sation (5)($)	Total ($)
Michael D. Watford	2012	$800,000	—	$1,700,000	—	$1,600,000	n/a	$42,826	$4,142,826
Chairman of the Board, Chief Executive Officer and President	2011	$725,000	$475,000	$3,081,250	—	$1,450,000	n/a	$46,267	$5,777,517
	2010	$725,000	$300,000	$2,900,000	—	$1,450,000	n/a	$31,997	$5,406,997

Marshall D. Smith	2012	$400,000	—	$500,000	—	$560,000	n/a	$49,028	$1,509,028
Senior Vice President and Chief Financial Officer	2011	$375,000	$175,000	$937,500	—	$525,000	n/a	$50,215	$2,062,715
	2010	$320,000	$116,000	$800,000	—	$384,000	n/a	$35,080	$1,655,080

William R. Picquet	2012	$430,000	$105,000	$537,500	—	$645,000	n/a	$49,028	$1,766,528
Senior Vice President, Operations	2011	$400,000	$225,000	$1,000,000	—	$600,000	n/a	$46,017	$2,271,017
	2010	$345,000	$136,000	$862,500	—	$414,000	n/a	$33,814	$1,791,314

C. Brad Johnson	2012	$270,000	$85,000	$168,750	—	$270,000	n/a	$54,272	$848,022
Vice President, Reservoir Engineering and Development	2011	$240,000	$80,000	$300,000	—	$240,000	n/a	$49,565	$909,565
	2010	n/a	n/a	n/a	—	—	n/a	n/a	n/a

Douglas B. Selvius	2012	$270,000	$65,000	$168,750	—	$270,000	n/a	$54,110	$827,860
Vice President, Exploration and Land	2011	n/a	n/a	n/a	—	—	n/a	n/a	n/a
	2010	n/a	n/a	n/a	—	—	n/a	n/a	n/a

(1)	The amounts in this column represent other amounts awarded in 2012, 2011 and 2010, respectively, under the AIP.
(2)	The amounts in this column relate to total estimated payouts attributable to 2012, 2011 and 2010, respectively, under our Long-Term Incentive Plans described in “Compensation Discussion and Analysis.” Actual awards under our LTIPs are not payable to the named executive officers until after the end of the three-year performance cycle and adequate time has elapsed to allow for performance measurement. The assumptions utilized in the calculation of amounts related to stock awards are set forth in Footnote 6 to our consolidated financial statements included in the Annual Report on Form 10-K for the year-ended December 31, 2012.

The amounts reflected for the year ended December 31, 2012 assumes that the threshold level of performance conditions will be achieved and the amounts reflected for the years ended December 31, 2011 and 2010 assume that the target level of performance conditions will be achieved. If the Company ultimately attains the maximum, target, or threshold performance objectives, the associated aggregate compensation, estimated at the grant date, is set forth in the table below. If the actual performance is below the threshold performance objectives, the resulting award may be zero.

	2012 LTIP ($)	2011 LTIP ($)	2010 LTIP ($)
Michael D. Watford
Threshold	$1,700,000	$1,540,625	$1,450,000
Target	$3,400,000	$3,081,250	$2,900,000
Maximum	$5,100,000	$4,621,875	$4,350,000

Marshall D. Smith
Threshold	$500,000	$468,750	$400,000
Target	$1,000,000	$937,500	$800,000
Maximum	$1,500,000	$1,406,250	$1,200,000

William R. Picquet
Threshold	$537,500	$500,000	$431,250
Target	$1,075,000	$1,000,000	$862,500
Maximum	$1,612,500	$1,500,000	$1,293,750

C. Bradley Johnson
Threshold	$168,750	$150,000	$—
Target	$337,500	$300,000	$—
Maximum	$506,250	$450,000	$—

Douglas B. Selvius
Threshold	$168,750	$—	$—
Target	$337,500	$—	$—
Maximum	$506,250	$—	$—

(3)	The amounts in this column represent amounts earned in 2012, 2011 and 2010, respectively, under the AIP.
(4)	The named executive officers receive no benefits from the Company under defined pension or defined contribution plans.
(5)	Unless otherwise indicated, the amounts in this column consist of matching and discretionary contributions under our 401(k) plan and the value of certain other benefits received by the named executive officer. These other benefits include health insurance and life insurance premiums paid on behalf of the named executive officers.
(6)	Mr. Johnson became an officer of the Company during January 2011.
(7)	Mr. Selvius became an officer of the Company during February 2012.

Grants of Plan-Based Awards

The following table sets forth specific information with respect to each equity grant made during 2012 under any of our compensation plans to a named executive officer who held his position at the end of the year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/)	Grant Date Fair Value of Stock and Option Awards(1)
		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Watford	2/12/2012	—	—	—	71,609	143,218	214,827	—	—	—	$1,700,000
Marshall D. Smith	2/12/2012	—	—	—	21,061	42,123	63,184	—	—	—	$500,000
William R. Picquet	2/12/2012	—	—	—	22,641	45,282	67,923	—	—	—	$537,500
C. Bradley Johnson	2/12/2012	—	—	—	7,108	14,216	21,325	—	—	—	$168,750
Douglas B. Selvius	2/12/2012	—	—	—	7,108	14,216	21,325	—	—	—	$168,750

(1)	All contingent restricted stock units granted to our named executive officers in 2012 were awarded under the 2005 Stock Incentive Plan and have an award price based on the fair market value of our common shares on the date of grant. The fair market value, as described in the 2005 Stock Incentive Plan, is the average high and low price of our shares on the date of grant.

Represents potential payouts under our 2012 LTIP awards of contingent restricted stock units for the three-year period ending December 2014. Pursuant to the LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2012. Awards are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.” The assumptions utilized in the calculation of these amounts are set forth in Footnote 6 to our consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012.

Employment Agreements

Together with Mr. Watford, our Chairman, President and Chief Executive Officer, we are parties to an employment agreement that became effective February 1, 2007. The agreement had an initial term of three years and automatically extends for successive one-year periods unless we notify Mr. Watford at least ninety days before the term ends of our intention not to renew the agreement. For each one-year extension, the terms of employment are subject to our approval and the approval of Mr. Watford. In February 2013, we agreed with Mr. Watford to terms of his continued employment for a one-year period starting February 2013.

Under the agreement, Mr. Watford’s base salary is reviewed by our Compensation Committee annually for appropriate increases based on Mr. Watford’s performance and the then current market conditions for comparable positions. Mr. Watford also participates in our annual incentive and long-term incentive compensation plans. In addition, the agreement provides that any such plans we adopt in the future will be at least as favorable to Mr. Watford as the plans in effect when the agreement was signed. Mr. Watford prepares the applicable performance targets, goals and rewards under such plans for review and approval by our Compensation Committee. We provide Mr. Watford an automobile, and we reimburse him for reasonable business expenses. Mr. Watford is also entitled to participate in any life insurance, disability and health insurance plans we maintain during the term of the agreement.

We may terminate the agreement at any time for any reason or for just cause. Just cause is defined as a breach of the agreement by Mr. Watford or the commission by Mr. Watford of certain illegal acts. Additionally, Mr. Watford may terminate the agreement within two years after any of the following: (i) assignment to Mr. Watford of duties inconsistent with his position as of the date of the agreement; (ii) if we experience a change of control; (iii) our failure to continue to provide Mr. Watford the level of compensation to which he is entitled as of the date of the agreement; (iv) our requiring Mr. Watford to relocate outside of Houston, Texas; or (v) our breach of the agreement.

If the agreement is terminated other than for just cause, if we fail to extend it at the end of the initial term or any one-year extension, or if we and Mr. Watford are unable to agree on the terms of employment for any one-year extension, we are required to pay Mr. Watford a lump sum equal to his most recent annual salary plus his most recent bonus under the AIP. In addition, all of Mr. Watford’s unvested equity awards will immediately vest upon such termination (or expiration), and be exercisable for one year. We have also agreed to indemnify Mr. Watford for liabilities to which he may be subject as a result of acting as an officer on our behalf or on the behalf of any of our subsidiaries, and to maintain director and officer liability insurance coverage.

Equity Incentive Plan Awards

Our incentive compensation plans are administered by our Compensation Committee as the “Plan Administrator.” The Plan Administrator may make awards of shares to our employees, directors, officers and consultants as long as the aggregate number of common shares issuable to any one person pursuant to incentives does not exceed 5% of the number of common shares outstanding at the time of the award. In addition, no participant may receive during any fiscal year awards of incentives covering an aggregate of more than 500,000 common shares. The Plan Administrator determines the vesting requirements and any vesting restrictions or forfeitures that occur in certain circumstances. Incentives may not have an exercise period longer than 10 years. The exercise price of the shares may not be less than the fair market value of the common shares at the time of award, where “fair market value” means the average high and low trading price of the common shares on the date of the award. If we experience a change of control and if our employees are terminated following such a change of control, all outstanding awards are paid at maximum levels in cash.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth specific information with respect to unexercised options and unvested share and equity incentive plan awards for each of our named executive officers outstanding as of December 31, 2012.

	Option Awards					Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael D. Watford	26,118			$63.05	3/30/2016
	36,585			$51.60	2/16/2017
	26,557			$75.18	2/18/2018
								63,652	(1)	$2,900,000	(1)
								65,060	(2)	$3,081,250	(2)
								71,609	(3)	$1,700,000	(3)

Marshall D. Smith	225,000			$33.57	7/18/2015
	6,895			$63.05	3/30/2016
	9,350			$51.60	2/16/2017
	6,787			$75.18	2/18/2018
								17,559	(1)	$800,000	(1)
								19,795	(2)	$937,500	(2)
								21,061	(3)	$500,000	(3)

William R. Picquet	200,000			$40.34	8/16/2015
	7,052			$63.05	3/30/2016
	9,553			$51.60	2/16/2017
	7,819			$75.18	2/18/2018
								18,931	(1)	$862,500	(1)
								21,115	(2)	$1,000,000	(2)
								22,641	(3)	$537,500	(3)

C. Bradley Johnson	40,000			$52.77	9/29/2018
								6,334	(2)	$300,000	(2)
								7,108	(3)	$168,750	(3)

Douglas B. Selvius								7,108	(3)	$168,750	(3)

(1)	Represents potential payouts under our 2010 LTIP for the three-year period ending December 2012. Pursuant to the 2010 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2010. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.”
(2)	Represents potential payouts under our 2011 LTIP for the three-year period ending December 2013. Pursuant to the 2011 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2011. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.”
(3)	Represents potential payouts under our 2012 LTIP for the three-year period ending December 2014. Pursuant to the 2012 LTIP, the Compensation Committee determined target payout amounts for each named executive officer in February 2012. Awards vest and are paid after the end of the three-year period based on the attainment of pre-established performance measures. The LTIP is discussed in further detail under the heading “Compensation Discussion and Analysis.”

Option Exercises and Stock Vested

The following table sets forth specific information with respect to each exercise of stock options and each vesting of stock during 2012 for each of our named executive officers on an aggregated basis.

	Option Awards		Share Awards(2)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
Michael D. Watford	—	$—	149,999	$3,544,500
Marshall D. Smith	—	$—	95,426	$2,254,956
William R. Picquet	—	$—	99,275	$2,345,899
C. Bradley Johnson	—	$—	16,973	$401,088
Douglas B. Selvius	—	$—	—	$—

(1)	Reflects the difference between the market value of the shares at the exercise date and the option exercise price multiplied by the number of shares acquired on exercise, regardless of whether the shares were held.
(2)	Relates to the payout of the 2009 LTIP in our common shares during the first quarter of 2012.

Potential Payouts Upon Change of Control and Termination

Our named executive officers are entitled to severance benefits in the event their employment is involuntarily terminated other than for cause or is voluntarily terminated for good reason within two years of a change of control. Based on a hypothetical termination date of December 31, 2012, the change of control payments to our current named executive officers would have been as follows:

	Mr. Watford(2)	Mr. Smith(3)	Mr. Picquet(3)	Mr. Johnson(3)	Mr. Selvius(3)
Base Salary	$800,000	$400,000	$430,000	$270,000	$270,000
Bonus	1,600,000	560,000	750,000	355,000	335,000
Health & Welfare Benefits	30,609	33,310	33,310	43,298	43,298

Subtotal	$2,430,609	$993,310	$1,213,310	$668,298	$648,298
Fair market value of accelerated equity compensation (1)	14,071,875	4,106,250	4,406,250	1,286,250	956,250

TOTAL	$16,502,484	$5,099,560	$5,619,560	$1,954,548	$1,604,548

(1)	Includes the 2010, 2011, 2012 LTIP amounts estimated at maximum levels.
(2)	The base salary and bonus are calculated based on Mr. Watford’s employment agreement which was in effect on December 31, 2012. See “Employment Agreements.” The health and welfare benefits are assumed to continue for three years as provided in the employment agreement and are calculated using 2012 amounts.
(3)	The base salary and bonus are equal to two times the executive’s base salary and the maximum bonus opportunity under the AIP. The health and welfare benefits include the continuation of life and health insurance benefits for two years at existing group rates.

Good reason includes a reduction in the officer’s base salary, diminution of the officer’s duties or relocation of the officer greater than 50 miles without consent, and a change of control is generally defined as: (i) the acquisition by someone other than us (or an employee benefit plan we sponsor) of beneficial ownership of 35% or more of our then outstanding common shares or the combined voting power of our then outstanding voting securities; (ii) if the individuals who constitute our Board of Directors, including new board members approved by our incumbent Board, cease for any reason to constitute at least a majority of our Board; (iii) if we consummate a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of assets of another corporation, unless following such business combination our current beneficial owners own at least 50.1% of the combined voting power of the combined company; or (iv) if our shareholders approve our complete liquidation or dissolution.

Director Compensation

During 2012, non-employee directors were paid an annual retainer of $90,000 and received common shares equivalent to $175,000 granted under the 2005 Stock Incentive Plan. Directors who are also our officers or employees do not receive any compensation for duties performed as directors. The following table shows compensation paid to each of our non-officer directors who served during the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)		Option Awards ($)(2)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings	All Other Compen- sation ($)	Total ($)
W. Charles Helton	$90,000	$175,000	(1)	—	—	—	—	$265,000
Roger A. Brown	$90,000	$175,000	(1)	—	—	—	—	$265,000
Stephen J. McDaniel (3)	$105,000	$175,000	(1)	—	—	—	—	$280,000
Michael J. Keeffe	$45,000	$87,500	(4)	—	—	—	—	$132,500

(1)	Represents the grant date fair value of 9,002 common shares on the grant date of May 22, 2012.
(2)	At December 31, 2012 none of our outside directors had stock or option awards outstanding.
(3)	Includes $15,000 paid to Mr. McDaniel for chairing our Audit Committee.
(4)	Mr. Keeffe was appointed to our Board in July 2012. Represents the grant date fair value of 4,302 common shares on the grant date of September 4, 2012.

CORPORATE GOVERNANCE

Statement of Corporate Governance Practices

We have long believed good corporate governance is important to ensure our business is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and to the practices of other public companies. We also continuously review the rules and regulations promulgated under the Sarbanes-Oxley Act of 2002, all new and proposed rules of the Securities and Exchange Commission and all new and proposed listing and compliance standards of the NYSE.

Corporate Governance Guidelines. Our Board adopted the Corporate Governance Guidelines to assist it in the exercise of its responsibilities. These Guidelines are interpreted in the context of all applicable laws and our Certificate of Continuance, Articles of Incorporation, By-laws and other corporate governance documents. The Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Guidelines are available free of charge to the public on our website at http://www.ultrapetroleum.com. You may also request a copy of the Guidelines at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Code of Business Conduct and Ethics. In February 2003, our Board adopted a Code of Business Conduct and Ethics which applies to all of our directors, officers and employees. In connection with the listing of our shares on the NYSE, the Code of Business Conduct and Ethics was amended by the Board in August 2008 to comply with the requirements of the NYSE. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is available free of charge on our website at http://www.ultrapetroleum.com. You may also request a copy of the Code of Business Conduct and Ethics at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120. Any amendments to or waivers of the Code of Conduct and Business Ethics will also be posted on our website.

Mandate of the Board and Role in Risk Oversight

Our Board of Directors has explicitly acknowledged responsibility for the management of our business and affairs, and to act with a view to our best interests. The mandate of the Board includes, among other matters: (a) the adoption of a strategic planning process; (b) the assessment of management performance, considering succession planning, and taking responsibility for appointing, training and monitoring senior management; (c) establishing a policy to facilitate communications with shareholders and others involved with us; and (d) addressing the integrity of our internal control and management information systems.

While our full board of directors, with input from each of its committees, oversees our management of risks, our management team is responsible for the day-to-day risk management process. Our Audit Committee reviews with management, as well as internal and external auditors, our business risk management process, including the adequacy of our overall control environment and controls in selected areas representing significant financial and business risk. The audit committee receives reports from management at least quarterly regarding management’s assessment of various risks and considers the impact of risk on our financial position and the adequacy of our risk-related internal controls. In addition, each of the committees of our Board of Directors as well as senior management reports regularly to our full Board regarding risks we face and the steps taken to mitigate those risks.

Our Board of Directors met formally four times during the fiscal year ended December 31, 2012. During that fiscal year, all directors attended 100% of the Board meetings that occurred during their respective tenures on the Board. Each committee member attended 100% of committee meetings that occurred during 2012 during their respective tenures. One of our directors attended our annual meeting in 2012. We do not currently have a formal policy regarding directors attending our annual meeting.

Board Composition and Independence from Management

Our Board has determined that four of the five current directors, Dr. Helton, Mr. McDaniel, Mr. Brown, and Mr. Keeffe, and four of the five nominated directors, Dr. Helton, Mr. McDaniel, Mr. Brown, and Mr. Keeffe, are “independent directors” pursuant to the corporate governance standards for companies listed on the NYSE. It is a policy of our Board that a majority of the members of the Board be independent of our management. For a director to be “independent,” our Board affirmatively determines that the director has no material relationship with us that would interfere with the exercise of his or her independent judgment. The director may not be one of our officers or employees or be an officer or employee of any of our affiliates and may not have served in such capacity during the past three years. In addition, a director will not be deemed independent if he or she:

•

Has accepted or has an immediate family member who has accepted any payments from us or from any of our affiliates in excess of $120,000 during the current or any of the past three years. Compensation for board service, payments arising solely from investments in our securities, compensation paid to an immediate family member who is a non-executive employee of ours or of any affiliate of ours, compensation received for former service as an interim Chairman or CEO, or benefits under a tax-qualified retirement plan or non-discretionary compensation are not included in the $120,000.

•

Is an employee of, or has an immediate family member who is an executive officer of, any organization to which we made, or from which we received, payments (other than those arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs) that exceed 2% of such organization’s consolidated gross revenues for that year, or $1,000,000, whichever is more, in any of the most recent three fiscal years.

•	Is an immediate family member of an individual who is or has been employed by the Company or any parent or subsidiary of the Company as an executive officer during any of the past three years.

•	Is an executive officer of another entity where any of our executive officers serve on the compensation committee.

•

Is or has an immediate family member who is a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

Consistent with NYSE requirements and to promote open discussion among our non-management directors, our non-management directors meet in separate executive (private) sessions following each regularly scheduled meeting of our Board. The Chairman of such executive sessions, as elected by the independent directors, is Dr. Helton, and he presides at executive sessions of our Board.

Board of Directors’ Leadership Structure

Michael D. Watford is our Chief Executive Officer, and Chairman of our Board of Directors. He has served in those positions since January 1999, during which period we and our shareholders have enjoyed tremendous success. Mr. Watford is also our largest individual shareholder, controlling over 3.7 million shares of our common stock. It is Mr. Watford’s opinion, an opinion shared by our full Board, that our largest individual shareholder and chief executive who is active in the business, as is currently the case and has been the case with Mr. Watford for more than the past 14 years, should hold both roles. In addition, our Board believes we benefit because our leadership structure (combined Chairman/CEO position, experienced independent directors and Board committees, and regular executive sessions of the non-management directors) provides a strong, unified leadership for our management team and the Board. In addition, during 2012 the Board appointed Dr. Helton as the lead independent director of our Board.

Communication with the Board of Directors

In order to provide our shareholders and other interested parties with a direct and open line of communication to our Board, the Board has adopted the following procedures for communications to directors. Shareholders and other interested persons may communicate with the Chairman of our Audit Committee or with our non-management directors as a group by written communications addressed in care of Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060.

All communications received in accordance with these procedures will be reviewed initially by our senior management. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (i) does not relate to our business or affairs or the functioning or constitution of our Board of Directors or any of its committees; (ii) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (iii) is an advertisement or other commercial solicitation or communication; (iv) is frivolous or offensive; or (v) is otherwise not appropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes.

Board Committees

Our Board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board may add new committees or remove existing committees as it deems advisable for purposes of fulfilling its primary responsibilities. Each committee will perform its duties as assigned by the Board of Directors in compliance with our by-laws. The committees and their mandates are outlined below.

Audit Committee. The purpose of the Audit Committee is to oversee (i) the integrity of our financial statements and disclosures, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of our independent auditors, (iv) the performance of our internal audit function and independent auditors, (v) our internal control systems, and (vi) our procedures for monitoring compliance with our Code of Business Conduct and Ethics.

The principal function of the Audit Committee is to assist our Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the independent auditors and management, including each in executive session. Management is solely responsible for the financial statements and the financial reporting process, including the system of internal controls. Our independent auditors are responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

Our Audit Committee has sole responsibility for retaining, dismissing and compensating our independent auditors. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by our independent auditors. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent auditor that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

All requests or applications for the independent auditor to provide services to us must be submitted to the Audit Committee by the independent auditor and management and must state whether, in the view of the submitting party, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any member of management or the independent auditor becomes aware that any services are being, or have been, provided to us by the independent auditor without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

For meetings held during the first two quarters of 2012, the Audit Committee was comprised of Messrs. McDaniel, Helton and Brown. For meetings held during the balance of 2012, the Audit Committee was comprised of Messrs. Keeffe, McDaniel, Helton and Brown. The Board of Directors has affirmatively determined that each of the members is financially literate and is “independent” for purposes of NYSE rules applicable to members of the audit committee, meaning that the director has no relationship with us that may interfere with his independence from us and our management. Additionally, our Board of Directors has determined that Mr. McDaniel and Mr. Keeffe are each an “audit committee financial expert.”

The Audit Committee held four meetings during 2012. All members of the Audit Committee attended the meetings held during their respective tenures on the Board. The Audit Committee Charter is available free of charge to the public on our website at http://www.ultrapetroleum.com. You may also request a copy of the Audit Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Compensation Committee. The purpose of our Compensation Committee is to (i) assist the Board in the discharge of its fiduciary responsibilities relating to the compensation of our Chief Executive Officer and other executives, (ii) approve and administer our incentive compensation plans, (iii) establish targets and measure performance against those targets, and (iv) prepare an annual report on executive compensation. For meetings held during the first two fiscal quarters of 2012, the members of this Committee were Messrs. Helton, McDaniel and Brown. For the balance of 2012, the members were Messrs. Helton, McDaniel, Brown and Keeffe. The Board determined that each of the members is independent for purposes of NYSE rules. The Compensation Committee held three meetings during 2012. All members of the Compensation Committee attended the meetings held during their respective tenures on the Board. The Compensation Committee Charter is available free of charge to the public on our website at http://www.ultrapetroleum.com. You may also request a copy of the Compensation Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee (“Nominating Committee”) is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess our Corporate Governance Principles and Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board. The Board of Directors has determined that each member of this Committee is independent for purposes of NYSE rules. During the first two quarters of 2012, this Committee was comprised of Messrs. Brown, Helton and McDaniel. For the balance of 2012, this Committee was comprised of Messrs. Brown, Helton, McDaniel, and Keeffe. The Nominating Committee met three times during 2012 and all members of the committee attended the meetings held during their respective tenures on the Board. In accordance with our Corporate Governance Principles and with the Nominating Committee’s Charter, the Nominating Committee performs the functions listed above, which includes an assessment of whether our Board has the necessary diversity of skills, backgrounds, and experiences to meet our ongoing needs. The Nominating Committee Charter is available free of charge to the public in print or on our website at http://www.ultrapetroleum.com. You may also request a copy of the Nominating Committee Charter at no cost by making a written or telephone request for copies to Ultra Petroleum Corp., Corporate Secretary, 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060, (281) 876-0120.

Identifying and Evaluating Nominees for Directors.

The Board of Directors has established certain criteria that it and the Nominating Committee use as guidelines in considering nominations to our Board. The criteria include: (i) personal characteristics, including such matters as integrity, age, education, financial independence, diversity of background, gender and ethnic diversity, skills and experience, absence of potential conflicts of interest with us or our operations, willingness to exercise independent judgment, and the availability and willingness to devote sufficient time to the duties as one of our directors; (ii) experience in corporate management; (iii) experience as a board member of another company; (iv) practical and mature business judgment; and (v) in the case of an incumbent director, such director’s past performance on the Board. The criteria are not exhaustive and the Board of Directors and the Nominating Committee may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. Our goal is to assemble a board of directors with a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors and the Nominating Committee also consider candidates with appropriate non-business backgrounds.

The Board of Directors and our Nominating Committee believe that, based on their knowledge of our corporate governance principles and the needs and qualifications of the Board at any given time, the Board, with the help of the Nominating Committee, is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Board not to accept unsolicited nominations from shareholders. In making its nominations, the Board and the Nominating Committee identify nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the criteria for Board service are re-nominated. As to new candidates, the Board and the Nominating Committee members discuss among themselves and members of management their respective recommendations. The Board and the Nominating Committee may also review the composition and qualification of the boards of directors of our competitors, seek input from industry experts or analysts and commission a formal director search to help it identify qualified candidates. The Board and the Nominating Committee review the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the Board and the Nominating Committee evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Board of Directors slates the nominees. The Nominating Committee, and the Board as a whole, believes each slated nominee possesses some or all of the desired qualifications and attributes.

In the section below entitled “Proposal 1 – Election of Directors,” biographical information is furnished with respect to each of the nominees for election at the upcoming Annual Meeting, together with a discussion of each nominee’s experience, qualifications and attributes or skills that led us to conclude such nominee should serve as one of our directors.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks nor insider (employee) participation during 2012.

Certain Transactions

In the ordinary course of our business, we purchase products or services from, or engages in other transactions with, various third parties. Occasionally, these transactions may involve entities that are affiliated with one or more members of our Board. When they occur, these transactions are conducted in the ordinary course and on an arms-length basis.

Review and Approval of Related Party Transactions.

We review all relationships and transactions in which we and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. We have developed and implemented processes and controls to obtain information from our directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our annual proxy statement. In addition, our Nominating and Corporate Governance Committee or our Board (if appropriate) reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, consideration is given to:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters deemed appropriate.

Any director who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction; provided, however, that such director may be counted in determining the presence of a quorum at the meeting where the transaction is considered.

Related Party Transactions.

Since the beginning of fiscal year 2012, there have been no transactions in excess of $120,000 between us and a related person in which the related person had a direct or indirect material interest.

PROPOSAL 1

ELECTION OF DIRECTORS

Each of our directors is elected annually and holds office until the next annual meeting of the shareholders unless that person ceases to be a director before then. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed. Each incumbent director identified in the table below was nominated by our Nominating and Corporate Governance Committee as a nominee for election as one of our directors. Each of the nominees has consented to be nominated and have expressed their intention to serve if elected. Management does not contemplate that any of the nominees set out below will be unable to serve as a director. All of our officers and directors, including the nominees, are United States citizens.

Directors and Executive Officers

The following table provides information with respect to our directors, our nominees for director and our executive officers as of December 31, 2012. Please refer to the “Beneficial Ownership of Securities – Security Ownership of Certain Beneficial Owners and Management” table for a summary of the number of common shares owned by those of our current directors and executive officers who held their positions at the end of 2012. Each executive officer has been elected to serve until his successor is duly appointed or elected by the Board of Directors or his earlier removal or resignation from office.

Name	Age	Position with the Company	Position Since
Michael D. Watford	59	Chairman of the Board, CEO, President and Director (Nominee)	1999
W. Charles Helton	71	Director (Nominee)	1994
Stephen J. McDaniel	51	Director (Nominee)	2006
Roger A. Brown	68	Director (Nominee)	2007
Michael J. Keeffe	61	Director (Nominee)	2012
Marshall D. Smith	53	Senior Vice President and Chief Financial Officer	2005
William R. Picquet	61	Senior Vice President, Operations	2005
C. Bradley Johnson	41	Vice President, Reservoir Engineering and Development	2011
Douglas B. Selvius	54	Vice President, Exploration	2012

Mr. Michael D. Watford was named our Chairman, President and Chief Executive Officer in 1999. Prior to joining Ultra Petroleum, Mr. Watford served as Chief Executive Officer of Nuevo Energy Company from 1994 to 1998. Mr. Watford has enjoyed a full range of domestic and international industry experiences in the exploration and production, downstream refinery and chemicals businesses and managed product marketing, processing, and pipeline businesses while working over his 38-year career. Mr. Watford has held various management positions for a number of energy companies including Shell Oil, Superior Oil, Meridian Oil (Burlington Resources), Torch Energy, and Nuevo Energy. Mr. Watford attended the University of Florida where he earned his undergraduate degree in Finance in 1975. While working for Shell Oil, he attended night school at the University of New Orleans where he earned his MBA in 1978. Mr. Watford is the Vice Chairman of the Independent Petroleum Association of America, he is on the Boards of Valerus and America’s Natural Gas Alliance, and he is a member of the National Petroleum Council, an oil and natural gas advisory committee to the Secretary of Energy. He also serves as a voting member on the Board of Trustees for Northwest Assistance Ministries. Mr. Watford is our largest individual shareholder.

Dr. W. Charles Helton has been a director on our Board since August 1994. Dr. Helton is a medical doctor and has been the President, Chief Financial Officer and a director of Enterprise Exploration & Production Inc., a private oil and gas exploration and development company, for more than the past five years. Dr. Helton has extensive historical knowledge about our company and our business. We value Dr. Helton’s participation on our Board because of the business skills and insights he has acquired as a result of his broad and diverse success in a variety of business activities throughout his career and because of his strong leadership skills resulting from his serving in many different operational, management and governance roles in the health care industry.

Mr. Stephen J. McDaniel has been a director on our Board since July 2006. Mr. McDaniel also currently serves as a director of Midstates Petroleum Company (NYSE), where he had previously been president and CEO. Mr. McDaniel’s previous experience included approximately ten years of oil and gas investment banking, the majority of which was with Merrill Lynch. He held the position of Managing Director at Merrill Lynch. He began his career with Conoco in 1983 and held various positions in Conoco’s engineering, operations, and business development organizations. We believe Mr. McDaniel is a valuable member of the Board because of his extensive oil and gas, energy investment banking and engineering experience, including his financial and management expertise.

Mr. Roger A. Brown has been a director on our Board since October 2007. Prior to his retirement in 2007, Mr. Brown was Vice President-Strategic Initiatives for Smith International, Inc. from 2005 to 2007 and President of Smith Technologies, a division of Smith International, Inc., from 1998 to 2005. Before starting his thirty year career in oilfield services, Mr. Brown was a practicing attorney for eight years. He holds a Bachelor of Science, Economics, History and Political Science and a Juris Doctorate all from the University of Oklahoma. Mr. Brown currently serves on the board of directors of McDermott International (NYSE), where he is the chairman of its Governance Committee and a member of its Compensation Committee, and on the board of directors of Boart Longyear (ASX), where he is the chairman of its Remuneration and Nomination Committee and a member of its Environmental, Health & Safety Committee. We value Mr. Brown’s directorship because of his legal background and his public company board and oil and gas services company executive experience.

Mr. Michael J. Keeffe has been a director on our Board since July 2012. Prior to his retirement in 2011, Mr. Keeffe was a Senior Audit Partner with Deloitte & Touche LLP. He has 35 years of public accounting experience at Deloitte & Touche directing financial statement audits of public companies, principally in the oil field service and engineering and construction industries, most with significant international operations. He also served as a senior risk management and quality assurance partner in the firm’s consultation network. He is a Certified Public Accountant and holds a Bachelor of Arts and a Masters of Business Administration both from Tulane University. We believe Mr. Keeffe is a valuable member of the Board because of his accounting and financial expertise, including in our industry and related industries.

Mr. William R. Picquet has been our Senior Vice President of Operations since January 2011 and was our Vice President of Operations from August 2005 to January 2011. Mr. Picquet has over 36 years of industry experience in all aspects of operations and engineering in major North American producing basins. He has worked for various exploration and production companies serving in engineering and management capacities. Mr. Picquet served as the President and Chief Executive Officer of Advantage Energy Services Ltd. from 1997 to 2001 and as the Managing Director of Waterous & Co. from 2002 to 2003. From 2003 to March 2005, Mr. Picquet served as the Chief Executive Officer and was on the Board of Governors of M3 Energy, LLC through 2009. Just prior to joining the Company, Mr. Picquet was the Senior Vice President of Operations and Engineering at Mission Resources Company, serving in that role from March 2005 to August 2005.

Mr. Marshall D. Smith has been our Senior Vice President since January 2011 and our Chief Financial Officer since July 2005. Mr. Smith has over 31 years of progressive experience in a multitude of disciplines within the energy industry including operations, strategic planning, corporate finance and business development. Early in his career, Mr. Smith was a practicing Petroleum Engineer for both major and independent oil companies and later focused his career on mergers, acquisitions and corporate finance advisory assignments in the energy sector. From 2001 to 2002, Mr. Smith served as the Chief Financial Officer at Gulf Liquids, Inc. Mr. Smith was the Vice President of Business Development at J.M. Huber Energy from 2002 to 2004. From

2004 until joining Ultra Petroleum in July 2005, Mr. Smith served as the Vice President of Upstream Business Development at Constellation Energy.

Mr. C. Bradley Johnson joined the Company in 2008 as Director of Reservoir Engineering and Planning and has been our Vice President, Reservoir Engineering and Development, since January 2011. He has over 18 years of industry experience in operations, engineering, acquisitions, project management and corporate planning. Mr. Johnson has also led multi-disciplinary teams that included engineering, geology, geophysics and land professionals. Prior to joining Ultra, Mr. Johnson was employed by Anadarko Petroleum for 13 years where he served in various engineering and leadership roles in several assets located in onshore North America, shelf and deep water Gulf of Mexico and in Algeria. Mr. Johnson earned a Bachelor of Science in Petroleum Engineering from Texas A&M University and a Masters of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and is a licensed professional engineer in Texas, Colorado, Wyoming and Pennsylvania.

Mr. Douglas B. Selvius joined the Company in 2010 as Director Exploration. Effective January 2012, he was appointed our Vice President, Exploration overseeing the Geologic and Geophysical functions, as well as the Land and New Ventures groups. He has over 30 years of exploration and production experience in conventional and unconventional plays across North America, the Gulf Coast, and the Gulf of Mexico. Throughout his career, Mr. Selvius has served in multiple operational and managerial roles at both major and independent exploration and production companies. Prior to joining Ultra, he spent six years leading SM Energy’s Gulf Coast exploration effort focused on the Eagle Ford play in South Texas. He earned a Bachelor of Science in Biology from Calvin College, and a Masters of Science in Geology from the University of Michigan.

Our Board recommends shareholders vote “FOR” the nominees for director herein listed. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the nominees herein listed.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT AUDITORS

On February 12, 2013, the Audit Committee of our Board voted to appoint Ernst & Young LLP to serve as our independent auditor for our fiscal year ending December 31, 2013. Under Yukon law, the appointment of the independent auditor is subject to shareholder approval and, accordingly, the Audit Committee’s appointment is subject to the receipt of such approval at the Annual Meeting.

Representatives of Ernst & Young may attend the Annual Meeting. The representatives may make a statement if they so desire and, if they attend, will be available to respond to appropriate questions of the shareholders.

Our Board recommends shareholders vote “FOR” the appointment of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2013. In the absence of instructions to the contrary, the shares represented by a properly completed and deposited proxy will be voted for the appointment of Ernst & Young.

Principal Accountants Fees and Services

The following table presents aggregate fees for professional audit services rendered by Ernst & Young for the audit of our annual financial statements for each of the years ended December 31, 2012 and 2011, and fees billed for other services rendered by Ernst & Young during those years.

	2012	2011
Audit Fees	$1,695,000	$1,075,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,695,000	$1,075,000

Audit Fees. Fees paid for professional services rendered by Ernst & Young related to the audit of our annual financial statements and review of the quarterly financial statements, including out-of-pocket expenses, as well as the related attestation of internal controls as required by the Sarbanes-Oxley Act of 2002, Section 404.

Audit Related Fees. There were no audit related fees paid to Ernst & Young in 2012 or 2011.

Tax Fees. We have elected not to use our current principal accountant for tax services.

All Other Fees. There were no other fees paid to Ernst & Young in 2012 or 2011.

All of the services provided by our independent auditors during 2012 and 2011 were pre-approved by the Audit Committee. The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and permitted non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before our independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee authority to approve permitted services provided that the Chairman reports any decisions to the Committee at its next scheduled meeting.

Audit Committee Report

Acting pursuant to its Charter, our Audit Committee reviewed and discussed our audited financial statements at, and for the year ended, December 31, 2012 with management and our independent auditors and recommended to our Board of Directors that the financial statements be included in our Annual Report on Form 10-K for 2012. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with our independent auditors, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst & Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); discussions with Ernst & Young regarding its independence from our company and our management; and Ernst & Young’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of our company and its consolidated subsidiaries and the results of their respective operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

Mr. Michael J. Keeffe, Chairman

Mr. W. Charles Helton

Mr. Stephen J. McDaniel

Mr. Roger A. Brown

PROPOSAL 3

ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with an advisory (non-binding) vote on the compensation of our named executive officers (sometimes referred to as “say on pay”).

We encourage our shareholders to read the “Compensation Discussion and Analysis” and “Executive Compensation and Other Related Information” sections of this proxy statement for a detailed discussion of our compensation programs and policies, compensation and governance-related actions we have taken during 2012 and the compensation awarded to our named executive officers. We are focused on compensating our named executive officers fairly and in a manner that promotes our compensation philosophy as described in the “Compensation Discussion and Analysis” section of this proxy statement.

Our Board believes our executive compensation program satisfies these objectives, properly aligns the interests of our executive officers with our shareholders’ interests, and is worthy of shareholder support.

Accordingly, the Board recommends shareholders vote in favor of the following resolution:

Resolved, the shareholders of Ultra Petroleum Corp. approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in its most recent proxy statement.

This is an advisory vote; it is not binding on our Board or the Company. Although this vote is advisory, our Board and our Compensation Committee, which is comprised entirely of independent directors, will review the results of the vote and take the results of the vote into consideration in future executive compensation decisions.

In the absence of instructions to the contrary, shares represented by a properly completed and deposited proxy will be voted “FOR” the resolution.

SHAREHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2014 Annual Meeting of Shareholders for inclusion in the proxy statement and proxy card relating to that meeting is advised that the proposal must be received by us at our principal executive offices not later than December 20, 2013. We will not be required to include in our proxy statement or proxy card any shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the SEC. If the date of the 2014 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2013 Annual Meeting, the deadline for submitting proposals to be included in management’s year-end 2013 proxy statement is a reasonable time before we begin to print and mail our proxy materials for our 2014 Annual Meeting. In order to avoid controversy as to the date on which we receive any such proposal, we suggest shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

The persons named in our proxy card for the Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which we do not receive notice by March 5, 2013. If we change the date of the Annual Meeting by more than 30 days from the first anniversary of the date of the prior Annual Meeting, the persons named in our 2012 proxy statement will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before we mail our proxy materials for the Annual Meeting. If the date of the Annual Meeting is advanced or delayed by more than 30 calendar days from the first anniversary of the date of the prior Annual Meeting, we shall, in a timely manner, inform shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in our proxy statement and the new date for determining whether we may exercise discretionary voting authority because it has not received timely notice of a matter.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

In some cases, only one copy of this proxy statement or annual report is being delivered to multiple shareholders sharing an address. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future, a shareholder may submit a written request to the Corporate Secretary, Ultra Petroleum Corp., 400 N. Sam Houston Pkwy E., Suite 1200, Houston, TX 77060 or an oral request by calling the Corporate Secretary at (281) 876-0120.

OTHER MATTERS

At the Annual Meeting, shareholders will receive and consider our consolidated financial statements for the year ended December 31, 2012 and the auditor’s report thereon, but no vote by the shareholders with respect thereto is required or proposed to be taken. Management knows of no amendment or other matters to come before the Annual Meeting other than the matters referred to in the Notice of Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the accompanying proxy will be voted on such matter at the discretion of the person or persons voting the proxy. All information contained in this proxy statement relating to the occupations, affiliations and securities holdings of our directors and officers and their relationship and transactions with us is based upon information received from the individual directors and officers.

By Order of the Board of Directors

/s/ Michael D. Watford

MICHAEL D. WATFORD

Chairman, President and Chief Executive Officer

Houston, Texas

April 5, 2013

[Graphic Appears Here] 9th floor, 100 University Avenue Toronto, Ontaio M5J2Y1 www.computershare.com UPQQ 000001 SAM SAMPLE 123 SAMPLES STREET Security Class COMMON SAMPLETOWN SS X9X X9X CANADA Holder Account Number C9999999999 I N D Form of Proxy - Annual and Special Meeting of Shareholders to be held on Tuesday, May 21, 2013 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or any adjournment or postponement thereof. 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 10:00 AM (Mountain Daylight Time) on Thursday, May 16, 2013. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet Call the number listed BELOW from a touch tone Go to the following web site: telephone. www.investorvote.com 1-866-732-VOTE (8683) Toll Free Smartphone? Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 23456 78901 23456 UPQQ_PRX_164034/000001/000001/i

SAM SAMPLE C9999999999 IND C02 Appointment of Proxyholder I/We, being shareholder(s) of Ultra Petroleum Corp. hereby appoint: Print the name of the person you are Michael D. Watford, or failing him, Garrett B. Smith, OR appointing if this person is someone other than the Chairman of the Meeting. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of shareholders of Ultra Petroleum Corp. to be held at the Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, Alberta, T2P 5C2, on Tuesday, May 21, 2013 at 10:00 AM (Mountain Daylight Time) and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For WithholdAgainst For WithholdAgainst For WithholdAgainst 03. Stephen J. 01. Michael D. Watford 02. W. Charles Helton McDaniel ------- 04. Roger A. Brown 05. Michael J. Keeffe Fold For Withhold 2. Appointment of Auditors Appointment of Ernst & Young LLP as Auditors of the Company for the ensuing year and authorizing the Directors to fix their remuneration. For Against Withhold 3. Non-Binding Advisory Vote on Executive Compensation Resolved, the shareholders of Ultra Petroleum Corp. approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in its most recent proxy statement. -------Fold Authorized Signature(s) - This section must be completed for your Signature(s) Date instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. Interim Financial Statements - Mark this box if you would Annual Financial Statements - Mark this box if you would like to receive Interim Financial Statements and like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by accompanying Management’s Discussion and Analysis by mail. mail. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. 9 9 9 9 9 1 6 4 0 3 4 1 A P I Z A R 1 U P Q Q

9th floor, 100 University Avenue Toronto, Ontaio M5J2Y1 www.computershare.comUPQQ 000002 SAM SAMPLE 123 SAMPLES STREET Security Class COMMON SAMPLETOWN SS X9X X9X AUSTRALIA Holder Account Number C9999999999 I ND -------Fold Form of Proxy - Annual and Special Meeting of Shareholders to be held on Tuesday, May 21, 2013 This Form of Proxy is solicited by and on behalf of Management. Notes to proxy 1. Every holder has the right to appoint some other person or company of their choice, who need not be a holder, to attend and act on their behalf at the meeting or any adjournment or postponement thereof. If you wish to appoint a person or company other than the persons whose names are printed herein, please insert the name of your chosen proxyholder in the space provided (see reverse). 2. If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this proxy. If you are voting on behalf of a corporation or another individual you must sign this proxy with signing capacity stated, and you may be required to provide documentation evidencing your power to sign this proxy. 3. This proxy should be signed in the exact manner as the name(s) appear(s) on the proxy. 4. If this proxy is not dated, it will be deemed to bear the date on which it is mailed by Management to the holder. 5. The securities represented by this proxy will be voted as directed by the holder, however, if such a direction is not made in respect of any matter, this proxy will be voted as recommended by Management. 6. The securities represented by this proxy will be voted in favour or withheld from voting or voted against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for and, if the holder has specified a choice with respect to any matter to be acted on, the securities will be voted accordingly. 7. This proxy confers discretionary authority in respect of amendments or variations to matters identified in the Notice of Meeting or other matters that may properly come before the meeting or ------- any adjournment or postponement thereof. Fold 8. This proxy should be read in conjunction with the accompanying documentation provided by Management. Proxies submitted must be received by 10:00 AM (Mountain Daylight Time) on Thursday, May 16, 2013. VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK! To Vote Using the Telephone To Vote Using the Internet Call the number listed BELOW from a touch tone Go to the following web site: telephone. www.investorvote.com 312-588-4290 Direct Dial Smartphone? Scan the QR code to vote now. If you vote by telephone or the Internet, DO NOT mail back this proxy. Voting by mail may be the only method for securities held in the name of a corporation or securities being voted on behalf of another individual. Voting by mail or by Internet are the only methods by which a holder may appoint a person as proxyholder other than the Management nominees named on the reverse of this proxy. Instead mailing this proxy, you may choose one of the two voting methods outlined above to vote this proxy. To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below. CONTROL NUMBER 23456 78901 23456 UPQQ_PRX_164034/000002/000002/i

SAM SAMPLE C9999999999 IND C02 Appointment of Proxyholder I/We, being shareholder(s) of Ultra Petroleum Corp. hereby appoint: Print the name of the person you are Michael D. Watford, or failing him, Garrett B. Smith, OR appointing if this person is someone other than the Chairman of the Meeting. as my/our proxyholder with full power of substitution and to attend, act and to vote for and on behalf of the shareholder in accordance with the following direction (or if no directions have been given, as the proxyholder sees fit) and all other matters that may properly come before the Annual and Special Meeting of shareholders of Ultra Petroleum Corp. to be held at the Sheraton Suites Calgary Eau Claire, 255 Barclay Parade SW, Calgary, Alberta, T2P 5C2, on Tuesday, May 21, 2013 at 10:00 AM (Mountain Daylight Time) and at any adjournment or postponement thereof. VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER THE BOXES. 1. Election of Directors For WithholdAgainst For WithholdAgainst For WithholdAgainst 03. Stephen J. 01. Michael D. Watford 02. W. Charles Helton McDaniel ------- 04. Roger A. Brown 05. Michael J. Keeffe Fold For Withhold 2. Appointment of Auditors Appointment of Ernst & Young LLP as Auditors of the Company for the ensuing year and authorizing the Directors to fix their remuneration. For Against Withhold 3. Non-Binding Advisory Vote on Executive Compensation Resolved, the shareholders of Ultra Petroleum Corp. approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative discussion, in its most recent proxy statement. Authorized Signature(s) - This section must be completed for your Signature(s) Date instructions to be executed. I/We authorize you to act in accordance with my/our instructions set out above. I/We hereby revoke any proxy previously given with respect to the Meeting. If no voting instructions are indicated above, this Proxy will be voted as recommended by Management. Interim Financial Statements - Mark this box if you would Annual Financial Statements - Mark this box if you would like to receive Interim Financial Statements and like to receive the Annual Financial Statements and accompanying Management’s Discussion and Analysis by accompanying Management’s Discussion and Analysis by mail. mail. If you are not mailing back your proxy, you may register online to receive the above financial report(s) by mail at www.computershare.com/mailinglist. 9 9 9 9 9 1 6 4 0 3 4 1 A P I Z A R 1 U P Q Q -------Fold